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                                                                     EXHIBIT 4.1


                                    AGREEMENT

         This Agreement is made and entered into as of this 1st day of March, 1999, by and between James Barnes, with his office located at 9029 Opus Drive, Las Vegas, Nevada 89117 ("CONSULTANT"), and e.Digital Corporation with offices located at 13114 Evening Creek Drive South, San Diego, California 92128 ("CLIENT").

         This Agreement shall expire on December 31, 1999 unless extended by written agreement of the parties.

         NOW, THEREFORE, in consideration of the covenants and mutual promises made herein, and for other valuable consideration, CONSULTANT and CLIENT agree as follows:

         1. WORK TO BE DONE BY CONSULTANT; CONSULTANT shall perform and CLIENT shall pay for the following work:

                  Various financial and accounting services.

                  This agreement shall be part of any purchase order or other request for services as may be issued by CLIENT.

         2. PAYMENT: CLIENT shall pay to CONSULTANT the following amounts on the following dates or at the following intervals (e.g. weekly):

                  Payment to be negotiated on a project by project basis with payment terms of 30 days upon presentation of invoice by consultant. Payments may be made by delivery of Common Stock, valued as of the date of issuance.

         3. SCHEDULES OF COMPLETION: The work shall be performed and completed according to the following schedule:

                  Tasks and dates to be negotiated on a project by project basis.

         4. EXPENSES: CLIENT shall reimburse CONSULTANT for all reasonable expenses incurred while performing the work upon the submission of a properly submitted invoice.


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         5.       RELATIONSHIP OF PARTIES: CONSULTANT shall provide services herein as an independent contractor and shall be in sole control of the manner in which the work is performed. CLIENT shall provide CONSULTANT with a work area and any information, documentation and cooperation necessary to accomplish the aforementioned Tasks.

         6. FORCE MAJEURE: The parties shall be excused from performing under this Agreement if prevented from doing so by acts of God or other unforeseen events beyond the control of the parties.

         7. WAIVER: Any delay or failure by either party to exercise a right or remedy hereunder shall not be a waiver thereof. All rights and remedies are cumulative and may be exercised separately.

         8. ENTIRE AGREEMENT: The terms and conditions herein make up the entire agreement between the parties and supersede any and all previous agreements, written or oral, relating to the subject herein and no agreement to change the terms and conditions contained herein shall be binding unless in writing, signed by a duly authorized representative of each party. In the event that any one or more of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable for any reason, the remainder of the provisions shall remain in force. This provision shall survive the termination of this Agreement.

         9. LAW: This Agreement is made under and shall be construed according to the laws of the State of California. This provision shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties, or their duly authorized representatives, have signed and executed this Agreement on the date first written above.

"CLIENT"                                          "CONSULTANT"

E.DIGITAL CORPORATION                             /s/James Barnes
                                                  ------------------------------
/s/Alfred H. Falk, President and CEO